                                                                  EXHIBIT (10n)




              EMPLOYMENT AGREEMENT BY AND BETWEEN THE COMPANY AND

                    JONATHAN LETZLER DATED NOVEMBER 20, 1998

                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT (this "Agreement"), by and between RUSSELL CORPORATION, an Alabama corporation (the "Company"), and Jonathan Letzler (the "Executive") is made and entered into on 11/20/98 to become effective on the date the Executive (as hereinafter defined) actually commences employment with the Company (as hereinafter defined) which shall be not later than December 15, 1998 (the date such employment actually commences sometimes referred to herein as the "Effective Date").

                               R E C I T A L S :

                  The Company and its affiliates are engaged in the casual wear and athletic activewear industries. The Company desires to employ the Executive as President and Chief Executive Officer of the Company's Jerzees Division, and the Executive desires to be employed by the Company in that capacity.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

         ARTICLE 1.        EMPLOYMENT OF EXECUTIVE

         Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in ARTICLE 3 of this Agreement.

         ARTICLE 2.        POSITION, RESPONSIBILITY AND DUTIES

         2.1      Position and Responsibilities. During the Term (as defined in
Section 3.1), the Executive shall serve as President and Chief Executive Officer of the Company's Jerzees Division on the conditions herein provided. The Executive shall provide such executive services in the management of the Company?s business not inconsistent with his position and the provisions of
Section 2.2 as shall be assigned to him from time to time.

         2.2 Duties. During the Term and except for illness and reasonable vacation periods, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company, such duties being those customary to executives at the same level in companies of similar size.

         ARTICLE 3.        TERM

         3.1 Term of Employment. The term of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of the following dates (the "Termination Date"):
(i) the date of termination of Executive's employment by the Company other than For Cause (as defined in Section 3.2); (ii) the date of death of the Executive;
(iii) the date coinciding with the end of one hundred eighty (180) days of the disability of the Executive (as defined in the Company's disability benefit plan applicable to the Executive); (iv) the date of termination For Cause (as defined in Section 3.2); (v) the date the Executive terminates his employment for Good Reason (as defined in Section 3.3) determined pursuant to Section 3.4;
(vi) the date the Executive terminates his employment other than for Good Reason or (vii) the date which is four years from the Effective Date.

         3.2 Termination for Cause; Automatic Termination. The Company shall at all times have the right to discharge the Executive For Cause. For purposes of this Agreement, "For Cause" shall be limited to: (i) conviction of a felony other than those felonies involving the use of an automobile in violation of any vehicle statute; (ii) a material breach of a provision of this Agreement by the Executive, which breach is not cured within thirty (30) days after notice has been give by the Company to the Executive, as provided in
Section 3.4; or (iii) the Final Determination of any action the effect of which is to permanently enjoin the Executive from fulfilling his duties under this Agreement. "Final Determination" as used herein shall mean the exhaustion of all available remedies and appeals by the Executive or the Executive's refusal to pursue such remedies and appeals.

         3.3 Good Reason. Subject to the requirements of Section 3.4 of this Agreement, the Executive may terminate his employment at any time for Good Reason (as defined in this Section 3.3). If the Executive desires to terminate his employment for Good Reason, he shall give notice to the Company as provided in Section 3.4. For purposes of this Section 3.3, "Good Reason" shall mean the Executive's resignation from the Company's employment for any of the following reasons:

                  (a) A material reduction of the duties, functions and responsibilities of the Executive without Executive's consent given within six
(6) months prior to such reduction;

                  (b) The Executive's resignation from employment by the Company during the term of this Agreement if at any time John F. Ward ceases to be employed by the Company for any reason other than Mr. Ward's death or disability (as defined in Mr. Ward's employment agreement with the Company); provided, that the Executive may terminate his employment pursuant to this
Section 3.3(b) only during the one-year period following Mr. Ward's ceasing to be an employee of the Company;

                  (c) The Executive's resignation from the employment by the Company on account of any material breach of a provision of this Agreement by the Company, which breach is not cured within thirty (30) days after notice has been given to the Company by the Executive as provided in Section 3.4. Without limiting the generality of the foregoing sentence, the Company shall be in material breach of its obligations hereunder if, for example, the Company shall not permit the Executive to exercise such responsibilities as are consistent with the Executive's position as set forth in Section 2.1 herein and are of such a nature as are usually associated with officers holding similar positions, or the Executive shall at any time be required to report to anyone other than directly to the Chief Executive Officer of the Company or required to move without his consent from Atlanta,

Georgia metropolitan area, or the Company shall fail to make a payment when due to the Executive. Notwithstanding the foregoing, if the Executive desires to terminate his employment for Good Reason as defined in this Section 3.3(c), he shall give notice to the Company as provided in 3.4 and the Company shall have thirty (30) days after notice has been given to it in which to cure the reason for the Executive's desire to terminate his employment for Good Reason. If the reason for the Executive's desire to terminate his employment for Good Reason as defined in this Section 3.3(c) is timely cured by the Company, the Executive's notice shall become null and void.

         3.4 Notice of Termination. Any termination by the Executive for Good Reason or by the Company, either For Cause or other than For Cause, shall be communicated by Notice of Termination to the Company or the Executive, as the case may be. For purposes hereof, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision relied upon in this Agreement, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, if required, and (iii) sets forth the Termination Date. If the Executive's employment is terminated by reason of one of the events described in Section 3.2 (other than 3.2(i)), 3.3(b) or 3.3(c), the Termination Date shall be not less than thirty (30) days nor more than forty-five (45) days after the receipt of the Notice of Termination by the Company. If the Executive's employment is terminated for any other reason, other for reason of events described in Section 3.1(ii) or 3.1(iii), the Termination Date shall be not more than fifteen (15) days after the receipt of the Notice of Termination by the Company.

         ARTICLE 4.        COMPENSATION

         4.1 Base Salary. For all services rendered by the Executive during the Term, the Company shall pay the Executive as compensation a base annual salary (the "Base Salary"), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. On the Effective Date, the annual rate of the Executive's Base Salary shall be $265,000 (the "Annual Base Salary Rate"). The Executive's Annual Base Salary Rate shall be increased annually by the Chief Executive Officer in his sole discretion but with the concurrence of the Board of Directors of the Company (the "Board").
The timing of the annual increase shall coincide with increases of other top executives, in accordance with Company policy.

         4.2      Bonus. In addition to the Base Salary provided for in Section
4.1 and the other benefits provided for in this Agreement, the Executive shall

                  (i) be paid a signing bonus of $65,000 as promptly as practicable following commencement of his employment hereunder, and

                  (ii) be eligible, upon the achievement of certain goals established by the Board, to receive an annual bonus of up to 100% of his base salary (with a midpoint/target of 50% of his base salary as described in the Company's executive bonus plan) for the year for which the bonus is to be paid, provided that the bonus for the portion of calendar year 1998 beginning on the Effective Date shall be at least 50% of the Annual Base Salary Rate for 1998 and the bonus for calendar year 1999 shall be at least 50% of the Executive's Base Salary for 1999, each such bonus to be paid within 90 days after the end of the applicable year.

         ARTICLE 5.        STOCK OPTIONS AND RESTRICTED SHARES

         In addition to the Base Salary and bonus provided to the Executive pursuant to Article 4, the Executive shall receive a minimum of the following options for the purchase of the following number of shares of Russell Corporation common stock during the term of this Agreement (the number of such options to be adjusted for any stock splits or recombinations or stock dividends occurring after the Effective Date), which amount may be increased at the Board's discretion based on the Executive's performance: (i) options to purchase 125,000 shares to be granted on the Effective Date upon employment of the Executive pursuant to this Agreement and (ii) options to purchase 25,000 shares to be granted in February 1999. The exercise price for these options shall equal the average of the high and low of the stock price on the day the grant is made. Such options shall have a term of ten years and the options given in any year shall vest and become exercisable over a four-year period from the date of grant, with 25% of the options granted vesting and becoming exercisable on each anniversary of the date of grant of such options. If the Executive's employment is terminated by reason of the provisions of Sections 3.1(ii) and 3.1(iii), by the Company for any reason other than For Cause or by the Executive for Good Reason, all options granted under this Article 5 shall immediately become vested and shall be exercisable at the Executive's option for a period of three (3) years from the date of termination; if the Executive's employment is terminated by the Company For Cause or by the Executive other than for Good Reason, all options granted under this Article 5 that are not vested as of the Termination Date shall lapse and be forfeited to the Company. The Executive shall also be granted 50,000 shares of restricted common stock of the Company on the Effective Date with the restrictions lapsing as to one-third of such shares at the end of each year of employment by the Executive with the Company. If the Executive's employment is terminated by reason of the provisions of Sections 3.1(ii) and 3.1(iii), by the Company for any reason other than For Cause or by the Executive for Good Reason, all restrictions on such restricted shares shall immediately lapse; if the Executive's employment is terminated by the Company For Cause or by the Executive other than for Good Reason, all shares of restricted common stock granted under this Article 5 as to which the restrictions have not lapsed as of the Termination Date shall be forfeited to the Company.

         ARTICLE 6.        OTHER EMPLOYEE BENEFITS

         The Executive shall be entitled to participate in any and all retirement, health, disability, life insurance, long-term disability insurance, long-term incentive plans, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Notwithstanding the foregoing, all vesting periods under all Russell benefit plans shall be waived (except where waiving such period would violate ERISA) and the Executive, upon termination of employment for any reason before the age of retirement under those plans, shall be considered to have attained the minimum retirement age provided in those plans. Nothing in this
ARTICLE 6 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. If the Executive is prohibited from participating in, or accruing benefits under, any such plan or policy, the Company shall provide the Executive comparable benefits outside such plan or policy.

         ARTICLE 7.        VACATION

         The Executive shall be entitled to a minimum four (4) weeks of paid vacation during each Employment Year.

         ARTICLE 8.        TERMINATION COMPENSATION

         8.1 Monthly Compensation. Upon the expiration of the Term for any reason, the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs (the "Termination Month").

         8.2 Compensation Continuance. In addition to the compensation provided for in Section 8.1, upon the termination of the Executive's employment by the Executive for Good Reason or by the Company other than For Cause, the Executive (or in the event of his subsequent death, his designated beneficiary) shall receive the bonus for which he was eligible in the year of termination, prorated for the portion of such year for which Executive was employed (such period to be deemed to end on the Termination Date) at the rate such bonus was earned but in no event less than 50% of the Executive's Base Salary for such period and he shall continue to receive (i) from the last day of the Termination Month through the end of the twelfth calendar month following the Termination Month (the "Compensation Continuance Period") the Base Salary that he would have received pursuant to Section 4.1 during the Compensation Continuance Period as if the Term had not expired and (ii) a bonus with respect to the Compensation Continuance Period paid at a rate of 50% of the Base Salary of the Executive during the Compensation Continuance Period to be paid at such times as bonus payments are normally paid to other executives of the Company.

         ARTICLE 9.        RELOCATION

         The Company shall

                (i) pay all relocation expenses, including any necessary tax gross up, for any relocation to the Atlanta, Georgia metropolitan area (or such other area as may be mutually agreed by the Company and the Executive) made by the Executive within nine months from the date of employment,

                (ii) pay temporary living expenses in Alexander City, Alabama or Atlanta, Georgia, as appropriate, during such nine month period, and

                (iii) purchase, or cause its agent to purchase, his principal residence in accordance with the terms of the Company's relocation policy which will be applicable to specified employee transfers, and which is expected to be announced shortly after the execution of this Agreement, in the event the Executive is unable to sell such principal residence within the time period specified in such policy.

         ARTICLE 10.       REIMBURSEMENT OF CERTAIN EXPENSES

         The Company shall reimburse the Executive for all legal costs and expenses, including attorneys' fees, reasonably incurred by the Executive in connection with any dispute or disputes arising out of alleged violations of agreements between the Executive and his prior employer provided that

                  (i) the Company is notified of each such agreement or agreements prior to the execution of this Agreement;

                  (ii) the alleged violations of such agreement or agreements arise from the Executive's acceptance of employment with and employment by the Company; and

                  (iii) the Executive is not in fact in violation of any provision which is the subject of such a dispute.


         ARTICLE 11.       POST-TERMINATION OBLIGATIONS

         All payments and benefits to the Executive under this Agreement shall be subject to the Executive's compliance with the following provisions during the Term and following the termination of the Executive's employment:

         11.1 Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 11.1

         11.2 Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company, or as may be required by law.

         11.3 Noncompetition. The Executive shall not: (i) during the Compensation Continuation Period, without the prior written consent of the Company, engage directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in material competition with the Company; or (ii) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not to take advantage of such corporate opportunity. The restrictions of part (i) of this Section 11.3 shall not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (i) of this Section 11.3. The Executive acknowledges that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 11.3 are required for the reasonable protection of the Company.

         11.4 Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 11, and such failure shall continue for thirty (30) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for benefits under employee benefit plans or programs as provided in ARTICLE 6 which have been earned or otherwise fixed or determined to be payable prior to such termination).

         ARTICLE 12.       BENEFICIARY

         The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any amounts payable following the death of the Executive under ARTICLE 8, which beneficiary or beneficiaries shall be subject to change from time to time by notice in writing to the Board. A beneficiary may be a trust, an individual or the Executive's estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then an in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefits and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any but if there are not primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

         ARTICLE 13.       SEVERABILITY

         All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by an competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

         ARTICLE 14.       ASSIGNMENT PROHIBITED

         This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 14 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

         ARTICLE 15.       NO ATTACHMENT

         Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         ARTICLE 16.       HEADINGS

         The headings of articles, paragraphs and sections herein are included solely for convenience of references and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         ARTICLE 17.       GOVERNING LAW

         The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Alabama and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Alabama shall be applicable and shall govern to the exclusion of the law or any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

         ARTICLE 18.       BINDING EFFECT

         This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

         ARTICLE 19.       COUNTERPARTS

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         ARTICLE 20.       NOTICES

         All notices, request and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

                  (a)      If to the Executive:

                           Jonathan Letzler
                           Russell Corporation
                           755 Lee Street
                           Post Office Box 272
                           Alexander City, Alabama 35011

                  (b)      If to the Company:

                           Russell Corporation
                           755 Lee Street
                           Post Office Box 272
                           Alexander City, Alabama 35011
                           Attn:  Chief Executive Officer

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 20.

         ARTICLE 21.       MODIFICATION OF AGREEMENT

         No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 21 may not be waived except as herein set forth.

         ARTICLE 22.       TAXES

         To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

         ARTICLE 23.       RECITALS

         The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

         ARTICLE 24.       EFFECT OF PRIOR AGREEMENTS

         This Agreement supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                    EXECUTIVE

                                By:  /s/ Jonathan Letzler
                                    ------------------------------------(SEAL)
                                    Jonathan Letzler

WITNESS:


----------------------------


                                    RUSSELL CORPORATION


                                By:  /s/ K. Roger Holliday
                                    -----------------------------------------
                                    K. Roger Holliday
                                    Treasurer